Exhibit 99.7


FOR IMMEDIATE RELEASE

CONTACT:
Bruce F. Failing, Jr., CEO
Electronic Retailing Systems International, Inc.
203-849-2500


Electronic Retailing Systems International, Inc.
Announces  NewCheck Conversion of Interim Financing


	NORWALK, CT. - July 26, 2001 - Electronic Retailing Systems International, Inc. ("ERS")(OTC BB:ERSI) announced today that its previously announced interim financing extended to NewCheck Corporation ("NewCheck"), as part of arrangements entered into by the principal stockholders of NewCheck, has, pursuant to action taken by the Board of Directors and stockholders of NewCheck, been converted into a combination of additional shares of the Series C Cumulative Convertible Preferred Stock, $.0001 par value (the "NewCheck Senior Preferred Stock"), of NewCheck and additional principal amounts of NewCheck's 8% Convertible Promissory Note (the "NewCheck Convertible Note") held by ERS.

	Accordingly, the aggregate principal amount of approximately $2,500,000 advanced by ERS to NewCheck as part of such interim arrangements, together with interest accrued thereon in the amount of approximately $95,600, has been converted into an aggregate of approximately 104,478 additional shares of NewCheck Senior Preferred Stock and an approximate additional $1,808,870 in principal amount of the NewCheck Convertible Note, such additional principal convertible into approximately 243,783 shares of NewCheck Senior Preferred Stock. The shares of NewCheck Senior Preferred Stock acquired upon conversion of such interim arrangements, together with the shares acquired by ERS in February 2000, represent approximately 19% of NewCheck's outstanding voting securities.

	This press release contains forward-looking statements that involve risks and uncertainties. Actual events may vary materially from those anticipated due to a number of factors, including the progress of the winding-down of ERS' electronic shelf label operations, ERS' arrangements with holders of its debt obligations, the prospects of NewCheck Corporation, in which ERS holds an interest, and other risks and uncertainties.

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